Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Elects

Susan E. Skerritt as New Independent Director

SYRACUSE, N.Y. — November 19, 2020 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced today the election of Susan E. Skerritt to its Board of Directors as a new independent director. Ms. Skerritt has extensive experience in banking and financial services, having served in leadership positions at premier banking institutions, including Deutsche Bank, Bank of New York Mellon, and RBC U.S. Group Holdings LLC. Ms. Skerritt is currently a Senior Advisor with Promontory Financial Group, an IBM company that provides consulting services to financial institutions on regulatory, governance, and risk management matters.

Ms. Skerritt’s election expands the Company’s Board to 13 Directors, 12 of whom are independent. Ms. Skerritt was also appointed to the Board of Directors of Community Bank, N.A., the Company’s wholly-owned banking subsidiary. The Board has determined that Ms. Skerritt is a qualified financial expert and she will serve on the Board’s Audit and Compliance Committee and the Risk Committee.

“We are pleased to welcome Susan Skerritt as a new independent director to the Board of Directors of Community Bank System, Inc. and Community Bank, N.A.,” said Sally A. Steele, Chair of the Board of Directors. “Her decades of experience in leadership roles at high caliber banking institutions will be a tremendous asset to the Board and we look forward to her contributions in the areas of operational, financial and regulatory matters. Her appointment reflects the Board’s continued focus on enhancing the Board’s depth of experience and diversity to ensure an appropriate level of expertise and perspective to provide effective oversight of the Company and its subsidiaries.”

Mark E. Tryniski, President and Chief Executive Officer, stated “Adding Susan to our Board of Directors is an exceptional win for our organization.  She brings a wealth of banking and financial industry knowledge and leadership skills and her perspective will assist us in continuing to deliver exceptional returns to our shareholders.”

Over the course of the last 35 years, she has served in various executive leadership positions, including serving as Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity from 2016 to 2018. Previously at Deutsche Bank, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business. Prior to Deutsche Bank, Ms. Skerritt spent seven years at Bank of New York Mellon Trust Company, N.A. where she served as an Executive Vice President in a variety of increasingly important roles in cash management, trade finance and securities servicing businesses, including co-leading the acquisition and integration of the JPMorgan Corporate Trust business. She also served as an executive member of the Board of Directors of Bank of New York Mellon Trust Company, N.A. Earlier in her career she held various leadership roles at Morgan Stanley, Treasury Strategies, Inc., Ernst & Young and Manufacturers Hanover Trust Company.

Ms. Skerritt’s corporate board experience includes service as an independent director on the Board of Directors of the RBC U.S. Group Holdings LLC, the intermediate holding company for Royal Bank of Canada’s U.S. operations, where she served as the Chair of its Human Resources and Corporate Governance Committee, as well as a member of its Audit and Risk Committees. She currently is a director on the Board of Directors of Tanger Factory Outlet Centers, Inc., a New York stock exchange listed public company that owns and operates upscale outlet shopping centers, serving on the Audit Committee and Compensation & Human Capital Management Committee, and the Falcon Group, a leading inventory management solutions business headquartered in London and Dubai.

In recognition of her leadership and expertise, Ms. Skerritt was recognized on the American Banker’s list of Most Powerful Women in Banking ranking for multiple years, and was included in WomenInc.’s Most Influential Corporate Board of Directors in 2019.

Ms. Skerritt graduated from Hamilton College with a B.A. in Economics and has served on its Board of Trustees since 1994. She received her M.B.A. in Finance and International Business from New York University’s Stern School of Business and continued her education completing the Leading a Global Enterprise – 2013 Program at the Harvard Business School. She is currently a member of the Women’s Forum of New York, The Committee of 200, and has been a Director of The Brooklyn Hospital Center since 2013 and now serves as the Board’s Vice Chairman.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $13.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.